Exhibit 10.21

RESTRICTED SHARE AGREEMENT

UNDER THE

KNOLL INC.

1999 STOCK INCENTIVE PLAN

THIS AGREEMENT is made effective as of      the day of     , 2004 (the “Grant Date”), between Knoll, Inc., a Delaware corporation (the “Company”), and              (the “Grantee”). Except as otherwise specifically provided herein, capitalized terms used herein shall have the meanings attributed thereto in the Knoll Inc. 1999 Stock Incentive Plan (the “Plan”).

WHEREAS, pursuant to the Plan, the Company desires to grant the Grantee Restricted Shares on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Grant of Restricted Shares. Subject to the [cancellation of the Grantee’s award and waiver of the Grantee’s rights under the Knoll, Inc. Long Term Incentive Plan as provided on the signature page of this Agreement, and] consummation of the Company’s underwritten public offering of its common stock, par value $0.01 per share, pursuant to the Company’s Registration Statement on Form S-1 (Registration Number 333-118901) (the “IPO”) (the date of consummation of such offering is hereafter referred to as the “IPO Date”) and the effectiveness of a Registration Statement on Form S-8 filed by the Company to cover the issuance of the Restricted Shares (as defined below) hereunder, the Company hereby grants to the Grantee              Restricted Shares (the “Restricted Shares”) on the terms and conditions set forth herein. The Restricted Shares granted hereunder shall be registered in the Grantee’s name, but the certificates evidencing such Restricted Shares shall be appropriately legended and retained by the Company during the period prior to the vesting of such shares as set forth in Section 3 hereof (the “Restriction Period”). The Grantee shall execute a stock power, in blank, with respect to such Restricted Shares and deliver the same to the Company. The Grantee expressly acknowledges receipt of a copy of the Plan and agrees to be bound by all of the provisions of this Agreement and the Plan.

2. Non-Transferability. During the Restriction Period, the Grantee may not sell, transfer, pledge, or otherwise encumber or dispose of the Restricted Shares.

3. Vesting and Lapse of Restrictions; Forfeiture.

(a) Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

(i) “Cause” means Cause as defined in any employment agreement between the Grantee and the Company or any Subsidiary or, in the absence of any such definition, means (A) the substantial and continued failure of the Grantee to perform material duties reasonably required of the Grantee by the Board of Directors of the Company or any Subsidiary (it being understood that a failure to attain performance objectives shall not in and of itself be treated as a failure to perform material duties for purpose of this clause (A)) for a period of not less than thirty (30) consecutive days, provided notice in writing from the Board of Directors is given to the Grantee specifying in reasonable detail the circumstances constituting such substantial and continued failure, (B) conduct by the Grantee substantially disloyal to the Company which conduct is identified in reasonable detail by notice in writing from the Board of Directors and which conduct, if susceptible of cure, is not cured by the Grantee within 30 days of the Grantee’s receipt of such notice, (C) any act of fraud, embezzlement or misappropriation by the Grantee against the Company or any Subsidiary, or (D) the conviction of the Grantee of a felony or plea by the Grantee of guilty or “nolo contendre” to the charge of a felony. The definition of “Cause” herein shall not modify, amend or otherwise affect the definition of “Cause” in any employment or other agreement with the Company or any Subsidiary.

(ii) “Disability” means Disability as defined in any employment agreement between the Grantee and the Company or any Subsidiary or, in the absence of any such definition, means any physical or mental disability or infirmity that prevents the performance of the Grantee’s duties with the Company or Subsidiary for a period of (i) ninety (90) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12) month period. The definition of “Disability” herein shall not modify, amend or otherwise affect the definition of “Disability” in any employment or other agreement with the Company or any Subsidiary.

(iii) “Limited Amount” shall have the meaning set forth in Section 3(e)(iii) below.

(iv) “Material Acquisition or Divestiture” shall mean any acquisition or divestiture or other business combination not involving a Change in Control, that has or will result in an increase or decrease in Operating Profits, or losses, exceeding $3 million in the aggregate. An acquisition will be deemed to result in an increase in Operating Profits, or losses, exceeding $3 million in the aggregate if the acquired business’s operating profits, or losses, measured over the twelve (12) calendar months immediately preceding the date of acquisition exceeded $3 million. A divestiture will be deemed to result in a decrease in Operating Profits, or losses, exceeding $3 million if the divested business’s operating profits, or losses, measured over the twelve (12) calendar months immediately preceding the divestiture exceeded $3 million.

(v) “OP Determination Date” shall mean the date on which the Committee makes a final determination of Operating Profits and Sustained Operating Profits for any fiscal year.

(vi) “Operating Profits” for any fiscal year means the Company’s net operating income for such fiscal year. The determination of “Operating Profits” shall be made from the Company’s books and records. Such books and records shall be maintained in accordance with U.S. generally accepted accounting principles and the Company’s internal accounting policies and procedures in effect on the IPO Date, but consistently applied over each of the fiscal years during the Restriction Period. For example, if grants of stock options are required or are elected to be shown as an expense on the Company’s financial statements during the Restriction Period, such expense shall be excluded from the determination of Operating Profits because it represents a change in accounting treatment from that in effect on the IPO Date. Extraordinary and other one-time items of income and expense, such as gains on sales of fixed assets, transactions outside of the ordinary course of business, and restructuring costs, in each case, arising in connection with a Material Acquisition or Divestiture shall be excluded from the determination of Operating Profits for the fiscal year in which the extraordinary or one-time item of income or expense occurs. Extraordinary and one-time items of income and expense, such as gains on sales of fixed assets, transactions outside of the ordinary course of business, and restructuring costs, in each case, arising other than in connection with a Material Acquisition or Divestiture shall not be excluded from the determination of Operating Profits for the fiscal year in which the extraordinary or one-time item of income or expense occurs. In addition, in the event that a Material Acquisition or Divestiture occurs, other than the divestiture of a business that generated an operating loss in the twelve (12) months preceding such divestiture, the Operating Profits for the fiscal year of the transaction (on a pro rata basis) and all subsequent fiscal (on a full basis) years shall be adjusted to eliminate the impact of the addition of Operating Profits, or losses, or the divestiture of Operating Profits resulting from the transaction. The amount of the adjustment shall be based on the operating profits, or losses, generated by the business acquired or the operating profits generated by the business divested in the twelve (12) months immediately preceding such acquisition or divestiture. For example, the acquisition of an entity that generated $5 million in operating profits in the 12 months preceding the acquisition shall cause a downward adjustment in Operating Profits by $5 million for the year of acquisition (on a pro rata basis) and for all future years (on a full basis). The calculation for Operating Profits shall be determined without taking into account any accrual or other provision for amounts earned or payable under this Agreement and all other Restricted Share Agreements granted by the Company in connection with the IPO. The Company’s Finance Department shall make an initial determination of Operating Profits for each fiscal year (commencing with fiscal years 2003 and 2004) during the Restriction Period. The Company’s auditors shall review the Finance Department’s determination. The Committee shall take into account the Finance Department’s determination and the Company’s auditors’ report and make the final determination of Operating Profits and Sustained Operating Profits as soon as practicable after the end of each fiscal year.

(vii) “Potential Vesting Date” shall mean the Trading Day that is the third Trading Day immediately following the date that the Company publicly announces earnings for any fiscal quarter or any fiscal year.

(viii) “Pro Rata Vested Amount” shall have the meaning set forth in Section 3(e)(i) below.

(ix) “Qualified Termination” shall mean a termination of employment with the Company and all Subsidiaries on account of Disability, death or upon a Without Cause Termination.

(x) “Subsidiary” shall mean an entity that the Company owns, whether directly or indirectly, greater than fifty percent (50%) of such entity’s capital stock.

(xi) “Sustained Operating Profits” means the average annual Operating Profits over a period of any two consecutive fiscal years (commencing with fiscal years 2003 and 2004).

(xii) “Trading Day” shall mean any day that the New York Stock Exchange is open for trading .

(xiii) “Without Cause Termination” shall mean a termination of employment by the Company or a Subsidiary without Cause.

(b) Cliff Vesting on Sixth Anniversary. Except as otherwise specifically provided in this Section 3, the vesting of any Restricted Share is contingent on the Grantee’s continuous employment by the Company or a Subsidiary, from the Grant Date through the vesting date. The Restriction Period with respect to any Restricted Share shall commence on the Grant Date and shall lapse as to such Restricted Share on the date that such share becomes vested pursuant to this Section 3. Except as otherwise provided in this Section 3 and to the extent such vesting has not been accelerated pursuant to the achievement of Sustained Operating Profit targets or upon a termination of employment or a Change in Control, as set forth below, the Restricted Shares shall vest, and the restrictions imposed thereon shall lapse, on the sixth anniversary of the Grant Date.

(c) Accelerated Vesting on Achievement of Sustained Operating Profit Targets. The Restricted Shares may vest, and the restrictions imposed thereon may lapse, earlier upon the Company’s achievement of Sustained Operating Profits as follows: (i) one-sixth (1/6) of the Restricted Shares shall vest on the next Potential Vesting Date following the OP Determination Date for the first fiscal year (commencing with fiscal 2004) that the Company achieves $100,000,000 in Sustained Operating Profits; (ii) an additional one-sixth (1/6) of the Restricted Shares shall vest on the next Potential Vesting Date following the OP Determination Date for the first fiscal year (commencing with fiscal 2004) that the Company achieves $115,000,000 in Sustained Operating Profits; (iii) an additional one-sixth (1/6) of the Restricted Shares shall vest on the next Potential Vesting Date following the OP Determination Date for the first fiscal year (commencing with fiscal 2004) that the Company achieves $130,000,000 in Sustained Operating Profits; (iv) an additional one-sixth (1/6) of the Restricted Shares shall vest on the next Potential Vesting Date following the OP Determination Date for the first fiscal year (commencing with fiscal 2004) that the Company achieves $145,000,000 in Sustained Operating Profits; (v) an additional one-sixth (1/6) of the Restricted Shares shall vest on the next Potential Vesting Date following the OP Determination Date for the first fiscal year (commencing with fiscal 2004) that the Company achieves $160,000,000 in Sustained Operating Profits and (vi) an additional one-sixth (1/6) of the Restricted Shares shall vest on the next Potential Vesting Date following the OP Determination Date for the first fiscal year (commencing with fiscal 2004) that the Company achieves $175,000,000 in Sustained Operating Profits. Vesting in any one fiscal year shall be cumulative, such that to the extent that any two or more of the Sustained Operating Profit targets are achieved for the first time in any one fiscal year the corresponding fraction of the Restricted Shares (two-sixths (2/6) or more, as applicable) shall vest.

(d) Accelerated Vesting on a Change in Control. Notwithstanding anything herein to the contrary, in the event that a Change in Control (as defined in Exhibit A hereto) occurs while the Grantee is employed with the Company or a Subsidiary, a pro rata portion of the Restricted Shares shall immediately become fully vested and the restrictions imposed thereon shall lapse on a pro rata basis as follows. The number of Restricted Shares that shall vest on account of a Change in Control shall be determined by multiplying all of the Restricted Shares (including vested and unvested) by a fraction, the numerator of which shall be the number of full months of employment from the Grant Date through the date of the Change in Control and the denominator of which shall be 72, and then subtracting the number of Restricted Shares that had vested prior to the date of the Change in Control; provided, however, that in no event shall the number subject to such pro rata vesting be less than zero and in no event shall a Change in Control result in forfeiture of any Restricted Shares vested prior to such Change in Control. To the extent that a Change in Control occurs following December 31 of a fiscal year in which the Company achieves a Sustained Operating Profit Target for the first time but prior to the next Potential Vesting Date following the OP Determination Date for such fiscal year, the number of Restricted Shares subject to vesting on that next Potential Vesting Date following such OP Determination Date shall be counted as vested prior to such Change in Control for purposes of determining the number of Restricted Shares subject to pro rata vesting upon the Change in Control. The date of such pro rata vesting in the event of a Change in Control shall be the date of such Change in Control.

(e) Accelerated Vesting on Termination of Employment. If the Grantee shall cease to be employed by the Company and all Subsidiaries by reason of a Qualified Termination, a pro rata portion of the Restricted Shares shall vest and the Restriction Period thereon shall lapse on a pro rata basis as follows:

(i) The number of Restricted Shares that shall vest in the event of a Qualified Termination shall be determined by multiplying all of the Restricted Shares (including vested and unvested) by a fraction, the numerator of which shall be the number of full months of employment from the Grant Date through the date of termination and the denominator of which shall be 72, and then subtracting the number of Restricted Shares that had vested prior to the date of the Qualified Termination (the “Pro Rata Vested Amount”); provided, however that in no event shall the number subject to such pro rata vesting be less than zero and in no event shall a Qualified Termination result in forfeiture of any Restricted Shares vested prior to such Qualified Termination. To the extent that a Qualified Termination occurs following December 31 of a fiscal year in which the Company achieves a Sustained Operating Profit Target for the first time but prior to the next Potential Vesting Date following the OP Determination Date for such fiscal year, the number of Restricted Shares subject to vesting on that next Potential Vesting Date shall be counted as vested prior to such Qualified Termination for purposes of determining the number of Restricted Shares subject to pro rata vesting upon such Qualified Termination.

(ii) The date of such pro rata vesting in the event of a Qualified Termination other than upon a Without Cause Termination shall be the next Potential Vesting Date immediately following such termination.

(iii) The date of such pro rata vesting in the event of a Without Cause Termination shall be the next Potential Vesting Date following the OP Determination Date for the next fiscal year, if any, in which the Company achieves a Sustained Operating Profit target; provided that the pro rata amount vesting on such date shall be limited to the number of Restricted Shares that would have become vested had the Grantee remained in the employ of the Company or a Subsidiary on such Potential Vesting Date (the “Limited Amount”). To the extent that the Pro Rata Vested Amount relating to a Without Cause Termination does not fully vest on such next Potential Vesting Date, because the Pro Rata Vested Amount exceeds the Limited Amount, an additional number of unvested shares of the Pro Rata Vested Amount shall vest on each next Potential Vesting Date following the OP Determination Date for each succeeding fiscal year, if any, in which the Company achieves a Sustained Operating Profit target (up to the Limited Amount for such date) until the Pro Rata Vested Amount becomes fully vested. To the extent that the Pro Rata Vested Amount has not fully vested prior to the sixth anniversary of the Grant Date, the remaining unvested shares of the Pro Rata Vested Amount shall become fully vested on such date.

(f) Forfeiture on Termination of Employment. If the Grantee’s employment with the Company and all Subsidiaries is terminated for any reason, except as specifically provided in this Section 3(f) and except for those Restricted Shares that are subject to pro rata vesting upon a Qualified Termination, the Restricted Shares, to the extent not vested prior to such termination, shall be immediately forfeited to the Company and the Grantee shall have no further rights with respect to such shares, but all vested shares shall continue to be owned by the Grantee. Notwithstanding anything herein to the contrary, to the extent that Grantee’s employment with the Company and all Subsidiaries is terminated for any reason following December 31 of a fiscal year in which the Company achieves a Sustained Operating Profit target for the first time but prior to the next Potential Vesting Date following the OP Determination Date for such fiscal year, the number of Restricted Shares subject to vesting on that next Potential Vesting Date shall not be forfeited upon such termination of employment but rather such Restricted Shares shall vest on such Potential Vesting Date despite the Grantee’s termination of employment.

(g) Committee Determination. Except as otherwise provided in Section 3, whether employment has been terminated for the purposes of this Agreement, and the reasons therefore, shall be determined by the Committee, whose determination shall be final, binding and conclusive.

4. Delivery of Share Certificates. Upon the vesting of any Restricted Shares granted hereunder but subject to satisfaction of the federal, state and local tax withholding requirements set forth below, the stock certificates evidencing such Restricted Shares shall be delivered promptly to the Grantee. In the case of the Grantee’s death, such certificates will be delivered to the beneficiary designated in writing by the Grantee pursuant to a form of designation provided by the Company, to the Grantee’s legatee or legatees, or to his personal representatives or distributees, as the case may be.

5. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

6. Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware, without reference to the principles of conflicts of law thereof. Each party hereby irrevocably consents and submits to the personal jurisdiction of and venue in the United States District Court - District of Delaware and the Delaware State courts, in any legal action, equitable suit or other proceeding arising out of or related to this Agreement.

7. Withholding. The delivery to the Grantee of stock certificates representing Restricted Shares that have vested shall be subject to the payment by the Participant to the Company of all federal, state or local taxes required by law to be withheld by the Company. The Grantee may be required to pay to the Company in cash or cash equivalents, either prior to or concurrent with the delivery of certificates representing Restricted Shares that have vested, the amount required by law to be withheld by the company. The Company, in its sole discretion, may withhold from the number of shares of Common Stock to be delivered upon vesting of the Restricted Shares such number of shares having an aggregate fair market value equal to minimum amount of the federal, state and local taxes required by law to be withheld by the Company. The Committee may establish other rules and procedures to allow the Grantee to satisfy and to facilitate the required tax withholding from time to time.

8. No Employment Rights. The establishment of the Plan and the grant of Restricted Shares hereunder shall not be construed as granting to the Grantee the right to remain in the employ of the Company or any Subsidiary, nor shall the Plan or this Agreement be construed as limiting the right of the Company or any Subsidiary to discharge the Grantee from employment at any time for any reason whatsoever, with or without Cause.

9. No Liability. No member of the Committee or the Board of Directors of the Company shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or Board nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee, each member of the Board and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan or this Agreement may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan or this Agreement unless arising out of such person’s own fraud or bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or by-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

10. Headings. Headings are for the convenience of the parties and are not deemed to be a part of this Agreement.

11. Plan. The terms of the Plan, a copy of which is attached hereto, are made part of this Agreement and are incorporated herein by reference. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern.

EXECUTED effective as of the day and year first written above.

KNOLL, INC.

By:
Name:
Title:
Date:

I acknowledge and agree that receipt of this grant is conditioned upon and subject to the occurrence of the IPO Date and the effectiveness of a Registration Statement on Form S-8 covering the issuance of the Restricted Shares hereunder, and that if these events do not occur, this grant shall be null and void and of no further force or effect. [I further acknowledge and agree that, subject to the occurrence of the IPO Date and the effectiveness of such Registration Statement on Form S-8, by signing below, I will have waived all of my rights under the Knoll, Inc. Long-Term Incentive Plan and any and all grants that have been made to me thereunder shall be cancelled, without payment of any consideration other than the making of the grant set forth herein.]

GRANTEE:

Name:
Date:

EXHIBIT A

Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), and as used in Sections 13(d) and 14(d) thereof, including any “group” as defined in Section 13(d)(3) thereof (a “Person”), but excluding the Company, any majority owned subsidiary of the Company (a “Subsidiary”), Warburg, Pincus & Co., Warburg, Pincus Ventures, L.P. and any affiliates of either (excluding any “portfolio companies” owned directly or indirectly, in whole or in part, by either (“Warburg”), and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), becomes the beneficial owner of shares of the Company having at least 50% of the total number of votes that may be cast for the election of directors of the Company (the “Voting Shares”) provided, however, that such an event shall not constitute a Change in Control if the acquiring Person has entered into an agreement with the Company approved by the Board which materially restricts the right of such Person to direct or influence the management or policies of the Company; (ii) the shareholders of the Company shall approve, and there shall have been consummated, any merger of other business combination of the Company, sale of the Company’s assets or combination of the foregoing transactions (a “Transaction”) other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity; or (iii) within any 24-month period beginning on or after the IPO Date, the persons who were members of the Board on or immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of members of the Board or the board of directors of any successor to the Company, provided that any director who was not a director as of the IPO Date shall be deemed to be an Incumbent Director (A) if such director was elected to the Board by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors, either actually or by prior operation of this definition or (B) if such director was appointed at the direction of Warburg at a time when Warburg owned more than 50% of the Voting Shares. Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Agreement by reason of any decrease in the share ownership of Warburg, to the extent such decrease is attributable to such shareholder having distributed shares owned by it directly to one or more members of the Warburg investment group. Members of the Warburg investment group shall be limited to Warburg, partners of any entity which is included in the definition of the term “Warburg” and any other investment partnership sponsored by Warburg, but shall not include any portfolio companies of any of them.